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                      			       EXHIBIT 3.1


                     			 CERTIFICATE OF AMENDMENT

				                              TO THE

		                     CERTIFICATE OF INCORPORATION

                            				   OF

			                      TRANS WORLD MUSIC CORP.

	           UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW




The undersigned, being the President and Secretary of Trans World
Music Corp., respectfully do hereby certify and set forth:

     (1)   The name of the corporation is "Trans World Music Corp."
The name under which the corporation was originally incorporated is Trans World Music Corp.

     (2) The certificate of incorporation of said corporation was filed by the Department of State on the 7th day of February, 1972. The Restated Certificate of Incorporation was filed by the Department of State on June 11, 1986.

     (3) The certificate of incorporation is hereby amended to change the name of the corporationfrom "Trans World Music Corp." to "Trans World Entertainment Corporation" by amending Article First to read as follows:

     "FIRST": The name of the corporation is Trans World Entertainment Corporation.

     (4) This amendment to the certificate of incorporation of Trans World Music Corp. was authorized by a majority vote of the board of directors followed by vote of the holders of a majority of all outstanding shares of capital stock entitled to vote thereon at a meeting of the shareholders.

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     IN WITNESS WHEREOF, the undersigned have executed and signed this certificate of amendment this 29th day of July, 1994, and we hereby affirm the statements contained therein as true under penalties of perjury.





/s/ Robert J. Higgins
- - - - - -------------------------------
Robert J. Higgins, President



/s/ Matthew H. Mataraso
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Matthew H. Mataraso, Secretary

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